Exhibit 99.1

Contacts:	Amy Glynn/Stephanie Carrington
Rick Kline	The Ruth Group
IPC The Hospitalist Company, Inc.	(646) 536-7023/7017
(818) 766-3502	aglynn@theruthgroup.com
scarrington@theruthgroup.com

IPC The Hospitalist Company Reports Third Quarter 2012 Results

—Company Revises Full-Year 2012 Revenue, EPS Guidance—

North Hollywood, CA— October 25, 2012—IPC The Hospitalist Company, Inc. (NASDAQ: IPCM), a leading national hospitalist physician group practice, today announced financial results for the third quarter ended September 30, 2012.

Third Quarter 2012 Highlights (comparisons are to third quarter 2011):

•	Net revenue increased 12% to $127.7 million

•	Patient encounters increased to 1.3 million, a 13% increase

•	Income from operations increased 18% to $12.4 million

•	Net income increased 21% to $7.8 million, or $0.46 per diluted share

Nine Months Ended September 30, 2012 Highlights (comparisons are to nine months ended September 30, 2011):

•	Net revenue increased 14% to $385.9 million

•	Patient encounters increased to 4.0 million, a 14% increase

•	Income from operations increased 16% to $38.7 million

•	Net income increased 17% to $24.1 million, or $1.42 per diluted share

Adam D. Singer, M.D., Chief Executive Officer of IPC The Hospitalist Company, stated, “We continue to achieve strong results from operations as we execute our proven growth strategy in both the acute care setting, as well as in our rapidly expanding business in the post-acute care arena. Our growth has been driven by a 15% net increase of providers, since September 2011, stemming from organic hires, contracting with new facilities and the acquisition of hospitalist practices. Also, with the recently announced acquisition in New York, we now provide services in 28 states.”

Dr. Singer added, “We are very pleased with the improvements to the continuum of care that we have achieved by the integration in most of our markets of acute and post-acute hospitalist services. We are encouraged by the strategic operating and growth opportunities available to us under this expanded platform, as it positions us well in the era of healthcare reform. While we are seeing some softening in hospital census in the fourth quarter, our business model remains fundamentally strong and we are confident in our ability to continue to execute our proven growth strategy through recruiting, contracting and acquisitions.”

Third Quarter 2012

Patient encounters for the three months ended September 30, 2012 increased by 156,000 encounters, or 13.1%, to 1,349,000, compared with 1,193,000 for the same period in the prior year. Net revenue for the three months ended September 30, 2012 was $127.7 million, an increase of $13.2 million, or 11.5%, from $114.5 million for the three months ended September 30, 2011. Of this $13.2 million increase, 60% was attributable to same-market area growth, including acquisitions and new hires, and 40% was attributable to revenue generated from operations in five new markets. Of these new markets, three were entered through acquisitions in 2011, one was from a new hospital contract established in 2011 and one was from a new hospital contract established in 2012. Same-market encounters increased 9.7%, same market revenue increased 7.0% and same market patient revenue per encounter decreased 2.4%. The 2.4% decrease is largely related to a change in service mix from acute to post-acute care.

Physician practice salaries, benefits and other expenses for the three months ended September 30, 2012 were $93.6 million, or 73.3% of net revenue, compared with $84.9 million or 74.2% of net revenue, for the three months ended September 30, 2011. The increase in practice costs is largely related to the increase in the number of hospitalists added through hiring and acquisitions during the period and to continued investment in physician leadership initiatives.

General and administrative expenses increased $2.6 million, or 14.4%, to $20.7 million, or 16.2% of net revenue, for the three months ended September 30, 2012, compared with $18.1 million, or 15.8% of net revenue, for the three months ended September 30, 2011. The increase in expense is primarily the result of increased costs to support the continuing growth of operations and acquisitions, including new regional office costs and other expenses. In addition, stock-based compensation expense increased primarily as a result of the increase in IPC’s stock price at the date of various grants. Excluding stock-based compensation, general and administrative expenses were 14.9% of revenue for the three months ended September 30, 2012, compared to 14.7% of revenue for the same period of 2011.

Income from operations increased $1.9 million, or 18.0%, to $12.4 million, compared with $10.5 million for the same period in the prior year. The operating margin increased to 9.7% for the three months ended September 30, 2012, compared to 9.2% for the three months ended September 30, 2011.

The effective tax rate for the three months ended September 30, 2012 was 36.6%, compared with 38.0% for the same period in the prior year. The primary reason for the decrease in the effective tax rate was due to a decrease in the Company’s effective state tax rate.

Net income increased to $7.8 million for the three months ended September 30, 2012, compared with $6.5 million for the three months ended September 30, 2011, and the net income margin was 6.1% for the three months ended September 30, 2012, compared with 5.6% for the three months ended September 30, 2011. Diluted earnings per share for the quarter ended September 30, 2012 was $0.46, compared with diluted earnings per share of $0.38 in the same quarter of 2011, an increase of 21.1%.

Liquidity and Capital Resources

As of September 30, 2012, IPC had no debt outstanding and approximately $100.0 million in liquidity, which is composed of $25.2 million in cash and cash equivalents and an available line of credit of $74.8 million.

Net cash provided by operating activities for the nine months ended September 30, 2012 was $39.1 million compared to $31.0 million for the same period of 2011. The changes in working capital during the nine months ended September 30, 2012 was largely related to an increase in accounts receivable of $7.8 million, a decrease in prepaid expenses and other current assets of $5.1 million, an increase in accrued compensation of $7.8 million primarily related to timing of payrolls and physician bonus payments and an increase in medical malpractice and self insurance reserves of $2.0 million. Days sales outstanding (DSO), which is used to measure the effectiveness of collections, was 53 DSO as of September 30, 2012 compared with 51 DSO as of December 31, 2011.

Net cash used in investing activities was $36.3 million for the nine months ended September 30, 2012, compared with $21.5 million for the same period in 2011. Cash of $33.3 million was used in the nine months ended September 30, 2012 for physician practice acquisitions and earn-out payments on prior acquisitions compared with $19.4 million in the same period of the prior year.

For the nine months ended September 30, 2012, net cash provided by financing activities was $4.7 million, compared with $3.5 million provided by financing activities for the same period in 2011.

2012 Guidance Update

The Company has updated the range of its guidance for the full year 2012 and now expects revenue to be in the range of $520 million to $524 million and earnings per diluted share to be in the range of $1.88 to $1.92. This compares to previous full year 2012 expectations for revenue to be in the range of $520 million to $530 million and earnings per diluted share to be in the range of $1.96 to $2.06. The revised EPS guidance reflects the Company exiting of several contracted facilities, general softness in hospital census and higher estimated weighted average shares outstanding. The Company has provided this outlook based on the following assumptions: (i) weighted average shares outstanding of 17.1 million for the year; (ii) a 37.2% effective tax rate, and (iii) $4.0 million in depreciation and amortization expense. Not included in the assumptions are (i) new market practice acquisitions completed after today’s date, and (ii) future gains or losses related to changes in estimates of earn-outs attributable to practice acquisitions.

Conference Call Information

IPC The Hospitalist Company will host an investor conference call to review the quarterly results at 5:00 p.m. ET (2:00 p.m. PT) today. To participate in the conference call, please dial 877-225-7695 (USA) or 720-545-0027 (International). In addition, a dial-up replay of the conference call will be available beginning October 25, 2012 at 8:00 p.m. ET (5:00 p.m. PT) and ending on November 1, 2012 at 11:59 p.m. The replay telephone number is 855-859-2056 (USA) or 404-537-3406 (International); please use the conference ID 47024529 to access the replay. A live webcast of the call will also be available from the Investor Relations section on the corporate web site at http://www.hospitalist.com. A webcast replay can be accessed on the corporate web site beginning October 25, 2012 at approximately 8:00 p.m. ET (5:00 p.m. PT) and will remain available until November 25, 2012 at 11:59 p.m.

About IPC The Hospitalist Company

IPC The Hospitalist Company, Inc. (NASDAQ:IPCM) is a leading physician group practice company focused on the delivery of hospitalist medicine and related facility-based services. IPC’s physicians and affiliated providers practice exclusively in hospitals or other inpatient facilities, including acute, sub-acute and long-term care settings. The Company offers its providers the comprehensive training, information technology, and management support systems necessary to improve the quality and reduce the cost of patient care in the facilities it serves. For more information, visit the IPC website at http://www.hospitalist.com.

Safe Harbor Statement

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release may include, but are not limited to, those statements set forth under the section titled “Guidance” regarding projected operating results, revenues, earnings, and IPC’s growth opportunities and strategy. Forward-looking statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions. Any forward-looking statements are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company, may not be realized and are inherently subject to significant business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are and will be beyond IPC’s control. Important risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by any forward-looking statements are described in IPC’s most recent Annual Report on Form 10-K, including the section titled “Risk Factors” and actual results could differ materially from those anticipated in forward-looking statements.

In particular the following risks and uncertainties may have such an impact:

•	failure to comply with complex and intensive government regulation of our industry;

•	the adequacy of IPC’s insurance coverage and insurance reserves;

•	IPC’s ability to recruit and retain qualified physicians;

•	IPC’s ability to successfully complete and efficiently integrate new acquisitions;

•	the effect of changes in rates or methods of third-party reimbursement; and

•	the high level of competition in IPC’s industry.

IPC undertakes no obligation following the date of this press release to update or revise any such statements or projections whether as a result of new information, future events, or otherwise.

IPC The Hospitalist Company, Inc.

Consolidated Balance Sheets

(dollars in thousands, except for share data)

	September 30, 2012	December 31, 2011
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$25,236	$17,752
Accounts receivable, net	75,763	68,010
Insurance receivable for malpractice claims—current portion	10,075	8,693
Prepaid expenses and other current assets	8,028	13,139

Total current assets	119,102	107,594
Property and equipment, net	5,911	5,112
Goodwill	205,830	173,688
Other intangible assets, net	1,797	1,812
Deferred tax assets, net	1,522	1,522
Insurance receivable for malpractice claims—less current portion	17,685	15,186

Total assets	$351,847	$304,914

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$3,776	$3,962
Accrued compensation	29,437	21,640
Payables for practice acquisitions	23,706	23,724
Medical malpractice and self-insurance reserves, current portion	10,762	9,383
Deferred tax liabilities	750	750

Total current liabilities	68,431	59,459
Medical malpractice and self-insurance reserves, less current portion	37,274	32,803

Total liabilities	105,705	92,262
Stockholders’ equity:
Preferred stock, $0.001 par value, 15,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 16,682,186 and 16,474,988 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	17	16
Additional paid-in capital	148,931	139,579
Retained earnings	97,194	73,057

Total stockholders’ equity	246,142	212,652

Total liabilities and stockholders’ equity	$351,847	$304,914

IPC The Hospitalist Company, Inc.

Consolidated Statements of Income

(in thousands, except for per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net revenue	$127,651	$114,485	$385,916	$339,604
Operating expenses:
Cost of services —physician practice salaries, benefits and other	93,570	84,920	282,675	248,801
General and administrative	20,689	18,081	61,195	54,275
Net change in fair value of contingent consideration	(3)	178	511	658
Depreciation and amortization	1,027	824	2,848	2,374

Total operating expenses	115,283	104,003	347,229	306,108

Income from operations	12,368	10,482	38,687	33,496
Investment income	3	3	11	12
Interest expense	(78)	(62)	(252)	(106)

Income before income taxes	12,293	10,423	38,446	33,402
Income tax provision	4,501	3,961	14,309	12,693

Net income	$7,792	$6,462	$24,137	$20,709

Net income per share:
Basic	$0.47	$0.39	$1.46	$1.27

Diluted	$0.46	$0.38	$1.42	$1.23

Weighted average shares:
Basic	16,616,866	16,419,071	16,556,061	16,370,878

Diluted	17,060,848	16,842,247	16,941,768	16,804,304

IPC The Hospitalist Company, Inc.

Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Nine Months Ended September 30,
	2012	2011
Operating activities
Net income	$24,137	$20,709
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,848	2,374
Stock-based compensation expense	4,714	3,473
Net change in fair value of contingent consideration	511	658
Changes in assets and liabilities:
Accounts receivable	(7,753)	(8,736)
Prepaid expenses and other current assets	5,111	4,994
Accounts payable and accrued liabilities	(241)	5
Accrued compensation	7,797	4,779
Medical malpractice and self-insurance reserves, net	1,969	2,777

Net cash provided by operating activities	39,093	31,033

Investing activities
Acquisitions of physician practices	(33,348)	(19,387)
Purchase of property and equipment	(2,955)	(2,075)

Net cash used in investing activities	(36,303)	(21,462)

Financing activities
Proceeds from long-term debt	15,000	—
Repayments of long-term debt	(15,000)	—
Net proceeds from issuance of common stock	3,711	2,352
Excess tax benefits from stock-based compensation	983	1,177

Net cash provided by financing activities	4,694	3,529

Net increase in cash and cash equivalents	7,484	13,100
Cash and cash equivalents, beginning of period	17,752	18,935

Cash and cash equivalents, end of period	$25,236	$32,035

IPC The Hospitalist Company, Inc.

Operating Data

(unaudited)

Patient Encounter Data:

The following is a summary of our patient encounters for the seven consecutive quarters ended September 30, 2012:

	Quarter Ended
	Mar 31 2011	Jun 30 2011	Sep 30 2011	Dec 31 2011	Mar 31 2012	Jun 30 2012	Sep 30 2012
Patient encounters	1,186	1,159	1,193	1,224	1,355	1,345	1,349

Employee Data:

The following is a summary of our affiliated hospitalists employed at the end of seven consecutive quarters ended September 30, 2012:

	Quarter Ended
	Mar 31 2011	Jun 30 2011	Sep 30 2011	Dec 31 2011	Mar 31 2012	Jun 30 2012	Sep 30 2012
Employed physicians	862	858	920	972	997	976	1,015
Nurse practitioners and physician assistants	187	196	212	229	268	275	286

Total	1,049	1,054	1,132	1,201	1,265	1,251	1,301